                     Exhibit 99.1 - Joint Filer Information

Designated Filer: Bald Eagle Acquisition Corporation
Issuer & Ticker Symbol: Dermira, Inc. (DERM)
Date of Earliest Transaction Required to be Reported: February 20, 2020

Joint Filers:
1. Name: Bald Eagle Acquisition Corporation
Lilly Corporate Center
Indianapolis, IN 46285
Relationship of Joint Filer to Issuer: 10% Owner

2. Name: Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
Relationship of Joint Filer to Issuer: 10% Owner